(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING American Funds Global Growth and Income Portfolio and ING American Funds International Growth and Income Portfolio, each a series of ING Investors Trust.

/s/ KPMG LLP

Boston, Massachusetts

December 8, 2010